NET 1 UEPS TECHNOLOGIES INC.
4th Floor, North Wing
President Place, Cnr. Jan Smuts Avenue and Bolton Road
Rosebank, Johannesburg, South Africa
Tel: 011-27-11-343-2000 Fax: 011-27-11-880-7080
Symbol: NUEP

FOR IMMEDIATE RELEASE:

February 4, 2005 -- Net1 UEPS Technologies, Inc. Announces appointment of Christopher Seabrooke as a Non-Executive Director

Net 1 UEPS Technologies, Inc. (OTCBB:NUEP) announced today that it has appointed Mr. Christopher Stefan Seabrooke to its Board of Directors as a non-executive director. Mr. Seabrooke will be serving as the chairman of the Audit Committee. The appointment increases the size of the board to 5 members.

Mr. Seabrooke is the Chief Executive of Sabvest Limited, an investment and finance group listed on the JSE Securities Exchange in South Africa.

Mr. Seabrooke also serves on the following boards of other JSE listed companies:

  Non-executive Chairman: Massmart Holdings Limited, a South African based group of consumer retail and wholesale chains;

  Non-executive Chairman: MGX Holdings Limited, a South African information technology company;

  Datatec Limited, an international information technology company with major distribution and service operations in the USA, UK and Europe;

  Primedia Limited, a South African based media and entertainment group;

  Setpoint Technology Holdings Limited, a South African industrial technology and distribution group.

Mr. Seabrooke has over the years served on 20 boards of listed companies and has just completed his term of office as Chairman of the South African State Theatre.

He has degrees in Economics and Accounting from the University of Natal and an M.B.A from the University of the Witwatersrand.

About Net1 (www.net1ueps.com)
Net1 is a provider of technologies and systems that create a secure and affordable transacting channel between formal businesses and the “un-banked” and “under-banked” populations of developing countries who have no or limited access to traditional banking facilities. Net1 has developed the Universal Electronic Payment System (“UEPS”) that utilizes smart card technology to provide a fully integrated payment, switching and settlement system suitable for multiple applications and services meeting the requirements of the un-banked and under-banked populations. The company, through its subsidiaries, employs the UEPS to add efficiency to a myriad of commercial activities that involve banking and payment systems, money transfers and other electronic data applications. The company’s payment system enables its customers to effect transactions “off-line” in underdeveloped areas where traditional financial institutions and their services have limited penetration or are otherwise unavailable due to the lack of, or limited branch, Automated Teller Machines (or “ATM”), Point Of Sale, support and communications infrastructures.

Contact William Espley at Net1 Investor Relations at:

Telephone:	(604) 484-8750
Toll Free:	1-866-412-NET1 (6381)